Exhibit 99.1

CENTENE AND HEALTH NET
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
The following unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2015 combines the historical consolidated statements of operations of Centene Corporation ("Centene" or "the Company") and Health Net, Inc. ("Health Net") giving effect to the merger and the transactions contemplated thereby as if they had occurred on January 1, 2015. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statement of operations to give effect to pro forma events that are (i) directly attributable to the acquisition and the transactions contemplated thereby, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statement of operations. In addition, the unaudited pro forma condensed combined statement of operations was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•
separate historical financial statements of Centene as of, and for the year ended, December 31, 2015, and the related notes included in Centene’s Annual Report on Form 10-K for the year ended December 31, 2015; and

•
separate historical financial statements of Health Net as of, and for the year ended, December 31, 2015, and the related notes included in Health Net’s Annual Report on Form 10-K for the year ended December 31, 2015.

The unaudited pro forma condensed combined statement of operations has been prepared by Centene using the acquisition method of accounting in accordance with GAAP. Centene has been treated as the acquirer in the acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that are preliminary, based on work performed to date. The pro forma adjustments are preliminary and have been made solely for the purpose of providing an unaudited pro forma condensed combined statement of operations prepared in accordance with the rules and regulations of the SEC. In accordance with Rule 11-02(c)(1) of Regulation S-X of the Securities Exchange Act of 1934, as amended, a pro forma balance sheet has not been included as the balance sheet effects of the acquisition are reflected in the Company's Consolidated Balance Sheet as of March 31, 2016 included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.

The unaudited pro forma condensed combined statement of operations has been presented for informational purposes only. The unaudited pro forma condensed combined statement of operations does not purport to represent the actual results of operations that Centene and Health Net would have achieved had the companies been combined during these periods and is not intended to project the future results of operations that the combined company may achieve after the acquisition. The unaudited pro forma condensed combined statement of operations does not reflect the realization of any cost savings following completion of the acquisition and also does not reflect any related restructuring and integration charges to achieve those cost savings.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(In millions, except share data)

	Centene	Health Net	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$19,389	$15,553	$(346)	(i)	$34,596
Service	1,876	629	—		2,505
Premium and service revenues	21,265	16,182	(346)		37,101
Premium tax and health insurer fee	1,495	—	346	(i)	1,841
Total revenues	22,760	16,182	—		38,942
Expenses:
Medical costs	17,242	13,041	63	(i)	30,346
Cost of services	1,621	604	—		2,225
General and administrative expenses	1,826	2,109	(216)	(b), (e), (f), (i), (j)	3,719
Premium tax expense	1,151	—	267	(i)	1,418
Health insurer fee expense	215	—	233	(i)	448
Asset impairment	—	2	—		2
Total operating expenses	22,055	15,756	347		38,158
Earnings from operations	705	426	(347)		784
Other income (expense):
Investment and other income	35	62	(4)	(a)	93
Interest expense	(43)	(33)	(126)	(c), (d)	(202)
Earnings from continuing operations, before income tax expense	697	455	(477)		675
Income tax expense (benefit)	339	269	(152)	(g)	456
Earnings from continuing operations, net of income tax expense	358	186	(325)		219
Discontinued operations, net of income tax expense (benefit)	(1)	—	—		(1)
Net earnings	357	186	(325)		218
(Earnings) loss attributable to noncontrolling interests	(2)	—	—		(2)
Net earnings attributable to common stockholders	$355	$186	$(325)		$216

Amounts attributable to common stockholders:
Earnings from continuing operations, net of income tax expense	$356	$186	$(325)		$217
Discontinued operations, net of income tax expense (benefit)	(1)	—	—		(1)
Net earnings	$355	$186	$(325)		$216

Net earnings per common share:
Basic:
Continuing operations	$2.99	$2.40			$1.30
Discontinued operations	(0.01)	—			(0.01)
Basic earnings per common share	$2.98	$2.40			$1.29

Diluted:
Continuing operations	$2.89	$2.37			$1.26
Discontinued operations	(0.01)	—			(0.01)
Diluted earnings per common share	$2.88	$2.37			$1.25

Weighted average number of common stock outstanding:
Basic	119,100,744	77,212,351	(28,762,907)	(h)	167,550,188
Diluted	123,066,370	78,358,471	(29,266,191)	(h)	172,158,650

See the accompanying notes to the unaudited pro forma condensed combined statement of operations, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS

1. Description of Transaction

On March 24, 2016 pursuant to the Agreement and Plan of Merger, dated as of July 2, 2015 (the “Merger Agreement"), by and among Centene, Health Net, Chopin Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Centene ("Merger Sub I"), and Chopin Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Centene ("Merger Sub II"), (i) Merger Sub I merged with and into Health Net, with Health Net continuing as the surviving corporation ("Merger I"), and (ii) immediately following the consummation of Merger I, Health Net merged with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation. As a result, Health Net became a direct wholly owned subsidiary of Centene ("the Acquisition").

At the effective time of the Acquisition, each share of Health Net common stock that was issued and outstanding immediately prior to the effective time of the acquisition (other than (i) any shares of Health Net common stock owned or held directly or indirectly by Centene, Health Net (including as treasury stock), Merger Sub I or Merger Sub II that was canceled upon completion of the acquisition, (ii) shares related to Health Net stock options, restricted stock units or performance share awards and (iii) any shares of Health Net common stock with respect to which appraisal rights are properly demanded and not withdrawn under the General Corporation Law of the State of Delaware) was converted into the right to receive $28.25 in cash and 0.622 of a validly issued, fully paid non-assessable share of Centene common stock. No fractional shares of Centene common stock were issued in connection with the Acquisition. Instead of receiving any fractional shares, each holder of Health Net common stock was paid an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (x) the amount of the fractional share interest in a share of Centene common stock to which such holder would otherwise be entitled (rounded to three decimal places) and (y) the Centene stock value. Centene stockholders continue to own their existing shares of common stock of Centene, which is not changed by the transaction.

At the effective time of the Acquisition, each option to purchase Health Net common stock that was outstanding and unexercised as of immediately prior to the effective time of the Acquisition, whether or not then vested or exercisable, was canceled in exchange for a cash payment of $28.25 for each share of Health Net common stock subject to the option, generally reduced by an amount of cash equal to any applicable withholding taxes, and 0.622 of a validly issued, fully paid and non-assessable share of Centene common stock for each share of Health Net common stock subject to the option, generally reduced by a number of shares of Centene common stock with a Centene stock value equal to the aggregate exercise price of the option.

At the effective time of the Acquisition, each Health Net restricted stock unit and Health Net performance share award that was outstanding immediately prior to the effective time of the Acquisition and either (i) was vested as of immediately prior to the effective time of the Acquisition in accordance with the vesting schedule contained therein as in effect on the date of the Acquisition agreement or (ii) became vested solely as a result of the consummation of the transactions contemplated by the Acquisition agreement as a result of a non-discretionary vesting acceleration provision contained therein as of the date of the Acquisition agreement was canceled and automatically converted into the right to receive the merger consideration. Each other Health Net restricted stock unit or performance share award that was outstanding immediately prior to the effective time of the Acquisition continues to have, and be subject to, the same terms and conditions (including the vesting schedule) as were applicable to such award immediately prior to the effective time of the Acquisition, except that each such award is adjusted based on an exchange ratio contained in the Merger Agreement and now thereafter relates to shares of Centene common stock rather than shares of Health Net common stock.

2. Basis of Presentation

The unaudited pro forma condensed combined statement of operations was prepared using the acquisition method of accounting and was based on the historical financial statements of Centene and Health Net. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Centene may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Centene’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, accounting, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Centene and Health Net are estimated to be approximately $160 million and $60 million, respectively, of which $23 million had been incurred as of December 31, 2015.

The unaudited pro forma condensed combined statement of operations do not reflect the projected realization of cost savings following completion of the Acquisition. These cost savings opportunities are from administrative cost savings, as well as network and medical management savings. Although Centene projects that cost synergies of approximately $75 million and $150 million will result in the first and second year following the Acquisition, there can be no assurance that these cost synergies will be achieved. The unaudited pro forma condensed combined statement of operations do not reflect projected pretax restructuring and integration charges associated with the projected cost savings, which are projected to be approximately $105 million over a period of two years following completion of the Acquisition. Such restructuring and integration charges will be expensed in the appropriate accounting periods after completion of the Acquisition.

3. Accounting Policies

The unaudited pro forma condensed combined statement of operations reflects adjustments to conform Health Net's presentation to Centene's accounting policies, including reclassifications. Centene has performed an initial review of Health Net's accounting policies and has not identified any material differences other than the reclassifications detailed in Note 6. Pro Forma Adjustments that would have a material impact on the unaudited pro forma condensed combined statement of operations.

4. Consideration Transferred

The total consideration transferred to effect the Acquisition of Health Net is summarized in the following table:

	Conversion Calculation	Fair Value (in millions)	Form of Consideration

Consideration Transferred:
Number of shares of Health Net common stock outstanding at March 23, 2016 (in millions)	77.5
Multiplied by Centene’s share price multiplied by the exchange ratio ($62.70*0.622)	$39.00	$3,023	Centene Common stock

Number of shares underlying Health Net stock options outstanding (vested and unvested) as of March 23, 2016, canceled and exchanged for cash and Centene common stock (in millions)	1.4
Multiplied by Centene’s share price multiplied by the exchange ratio ($62.70*0.622), less the weighted-average exercise price of such stock options	$8.35	$12	Centene Common stock

Number of Health Net performance share units and restricted stock units outstanding at March 23, 2016, canceled and exchanged for cash and Centene common stock (in millions)	0.1
Multiplied by Centene’s share price multiplied by the exchange ratio ($62.70*0.622)	$39.00	$3	Centene Common stock
Cash Consideration		$2,239
Other Consideration Transferred		$2

Total Consideration Transferred		$5,279

Certain amounts may reflect rounding adjustments.

5. Preliminary Purchase Price Allocation

The Company has performed limited valuation procedures, and the valuation of nearly all assets and liabilities assumed is incomplete. The following is a preliminary allocation of the fair value of assets acquired and the liabilities assumed by Centene in the Acquisition based on Health Net's consolidated balance sheet as of the transaction's closing date on March 24, 2016 ($ in millions):

Assets Acquired and Liabilities Assumed:
Cash and cash equivalents	$1,422
Premium and related receivables (a)	1,076
Short term investments	40
Other current assets	670
Long term investments	1,965
Restricted deposits	36
Property, software and equipment, net	43
Intangible assets (b)	1,500
Other long term assets	203
Total assets acquired	6,955

Medical claims liability	1,370
Borrowings under revolving credit facility	285
Accounts payable and accrued expenses	1,928
Return of premium payable	375
Unearned revenue	117
Long term deferred tax liabilities (c)	415
Long term debt (d)	418
Other long term liabilities	369
Total liabilities assumed	5,277

Total identifiable net assets	1,678
Goodwill (e)	3,601
Total assets acquired and liabilities assumed	$5,279

The Company has made the following preliminary fair value adjustments based on information reviewed to date. Significant fair value adjustments are noted as follows:

(a)
The preliminary fair value of premium and related receivables approximated their historical cost, with the exception of the risk corridor receivable associated with the Health Insurance Marketplace. The fair value of the risk corridor receivable was estimated at $0.

(b)
The identifiable intangible assets acquired are to be measured at fair value as of the completion of the Acquisition. The fair value of intangible assets is determined primarily using variations of the "income approach," which is based on the present value of the future after tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value. As discussed above, due to the timing of the Acquisition, the Company has only performed limited valuation procedures, and the intangible valuation is incomplete. The Company has estimated the preliminary fair value of intangibles to be $1.5 billion with a weighted average life of 10 years. The Company expects the identifiable intangible assets to include purchased contract rights, provider contracts, trade names and developed technology.

(c)	The preliminary deferred tax liabilities are presented net of $226 million of deferred tax assets.

(d)
Debt is required to be measured at fair value under the acquisition method of accounting. The fair value of Health Net's $400 million Senior Notes assumed in the Acquisition was $418 million. The $18 million increase will be amortized as a reduction to interest expense over the remaining life of the debt.

(e)
The Acquisition resulted in $3.6 billion of goodwill related primarily to buyer specific synergies expected from the Acquisition and the assembled workforce of Health Net. The goodwill is not deductible for income tax purposes. The assignment of goodwill to the Company's respective segments has not been completed at this time.

6. Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 3. Accounting Policies; Note 4. Consideration Transferred; and Note 5. Preliminary Purchase Price Allocation. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)
For purposes of these unaudited pro forma condensed combined statement of operations, Centene estimated reduced investment income associated with adjusting the amortized cost of Health Net’s investment portfolio to fair value as of completion of the Acquisition. Reduced investment income due to fair value adjustments to the investment portfolio under the acquisition method of accounting is estimated to be approximately $4 million for the year ended December 31, 2015.

(b)	To adjust intangible amortization expense as follows ($ in millions):

Year Ended December 31, 2015
Eliminate Health Net’s historical intangible asset amortization expense	$(2)
Estimated intangible asset amortization*	150
Estimated adjustment to intangible asset amortization expense	$148

(*) Assumes an estimated $1.5 billion of finite-lived intangibles and a weighted average amortization period of 10 years (Refer to Note 5. Preliminary Purchase Price Allocation).

(c)
Centene estimates additional interest expense of approximately $7 million in the year ended December 31, 2015 related to the amortization of debt issuance costs associated with the approximately $2.4 billion of long term debt securities Centene issued to finance the Acquisition. Issuance costs related to those long term debt securities are assumed to be amortized over an estimated weighted average term of approximately six years.

(d)
Centene estimates additional interest expense of $119 million in the year ended December 31, 2015 associated with debt issued to finance the Acquisition and the amortization of the estimated fair value adjustment to Health Net’s debt:

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Additional interest expense of $135 million for the year ended December 31, 2015, based on $2.4 billion of long term fixed-rate debt securities Centene issued to partially fund the Acquisition and approximately $274 million of additional borrowings under its revolving credit agreement. The interest expense on the long term debt securities is calculated using maturity tranches between five and eight years. The calculation is based on a total weighted average annual interest rate of 5.02%, including the impact of interest rate swaps pursuant to which up to $1.6 billion of the aggregate principal amount of such long-term debt securities are effectively swapped for an equivalent notional amount of floating rate debt.

•
In connection with the Acquisition, Centene amended its unsecured $500 million revolving credit agreement to increase the available commitments to $1.0 billion. Centene drew approximately $274 million on the facility and assumes that it would have incurred an estimated $2 million of facility fees on the incremental commitment for the year ended December 31, 2015, which is reflected in the respective pro forma adjustments to interest expense.

•
Additional interest expense associated with incremental debt issued to finance the Acquisition is offset by estimated reductions to interest expense of $15 million for the year ended December 31, 2015. These reductions are from the amortization of the estimated fair value adjustment to Health Net’s debt over the remaining weighted-average life of its outstanding debt of 2.4 years. Debt is required to be measured at fair value under the acquisition method of accounting.

•	In connection with the Acquisition, Centene terminated the existing Heath Net revolving credit facility resulting in reduced interest expense of $3 million for the year ended December 31, 2015.

(e)
Centene estimates additional stock compensation expense of $25 million in the year ended December 31, 2015 related to the amortization of the fair value increase to the Health Net rollover stock awards.

(f)	To recognize the Health Net risk corridor receivable associated with the Health Insurance Marketplace as uncollectible, Centene estimates $208 million of expense.

(g)
Centene assumed a blended 38% tax rate when estimating the tax impact of the Acquisition, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-merger activities of the combined company.

In addition, Centene assumed it would become subject to IRS Regulation 162(m)(6) beginning in 2015, with increased income tax expense for the year ended ended December 31, 2015 of approximately $29 million.

(h)
The pro forma basic and diluted earnings per share for the periods presented are based on the average basic and diluted share information of Centene and Health Net. The historical weighted average basic and diluted shares of Health Net were assumed to be replaced by the shares issued by Centene to effect the Acquisition.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

Year Ended December 31, 2015

Centene weighted average shares used to compute basic EPS	119,100,744
Health Net shares outstanding at March 23, 2016, converted at the exchange ratio (77.5 million*0.622)	48,218,310
Combined weighted average basic shares outstanding	167,319,054
Number of Health Net options and restricted shares outstanding at March 23, 2016, canceled and converted at the exchange ratio (1.5 million*0.622), less 0.7 million shares withheld to cover option cost	231,134
Pro forma weighted average basic shares outstanding	167,550,188
Dilutive effect of Centene’s outstanding stock-based compensation awards	3,965,626
Dilutive effect of Health Net's outstanding stock-based compensation awards, converted at the exchange ratio	642,836
Pro forma weighted average shares used to compute diluted EPS	172,158,650

Certain amounts may reflect rounding adjustments.

(i)	Centene included reclassification adjustments to conform Health Net's income statement presentation to Centene's income statement presentation. These reclassifications had no effect on net earnings:

•	Reclassification of $346 million for the year ended December 31, 2015 of Premium Tax and Health Insurer Fee Revenue from Premium Revenue.

•	Reclassification of $63 million for the year ended December 31, 2015 of Medical Costs from General and Administrative Expenses.

•	Reclassification of $267 million for the year ended December 31, 2015 of Premium Tax Expense from General and Administrative Expenses.

•	Reclassification of $233 million for the year ended December 31, 2015 of Health Insurer Fee Expense from General and Administrative Expenses.

(j)	To eliminate acquisition and integration-related transaction costs of $27 million and $7 million incurred by Centene and Health Net, respectively, for the year ended December 31, 2015.